Exhibit 99.1

For Immediate Release Contact: Randall H. Brown, Executive Vice President, CFO & Treasurer, Education Realty Trust 901-259-2507 rbrown@edrtrust.com
Susan Jennings, Public Relations, Education Realty Trust 901-259-2506 sjennings@edrtrust.com

Education Realty Trust Begins Construction
on New Graduate Student Housing Project
at the Science + Technology Park at Johns Hopkins

MEMPHIS, Tenn., July 19, 2010 —— Education Realty Trust Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate student housing, today announced they have commenced construction on a new graduate student housing project in the Science + Technology Park at Johns Hopkins.

Scheduled to open in the summer of 2012, Education Realty Trust will develop and manage the 572-bed, 20-story building constructed on land owned by Johns Hopkins University and leased to a subsidiary of East Baltimore Development, Inc., (EBDI) a nonprofit partnership of private and public entities dedicated to Baltimore’s urban revitalization.

Otis Warren & Company, Inc., a local real estate and development company, is co-developing the project with Education Realty Trust.  Other Baltimore area companies involved in the project include Marks, Thomas Architects and Clark Construction.

Under terms of the agreements, Education Realty Trust will (a) receive develop-ment and construction oversight fees and reimbursement of pre-development expenses, (b) invest in the form of an $18 million second mortgage, (c) provide a repayment guarantee of the construction first mortgage, and (d) receive a 10-year management contract.  Further financial information is included in the Company’s Form 8K filed concurrently with this release.

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“We are especially proud to be working with such a prestigious institution and doing our part to help the people of Johns Hopkins continue their cutting-edge medical work,” said Thomas Trubiana, Executive Vice President and Chief Investment Officer of Education Realty Trust.

Education Realty Trust also received a ten-year contract to manage the property which will draw residents from the more than 4,000 students and fellows attending the Johns Hopkins Medical School, the School of Nursing, and the Bloomberg School of Public Health located on the east campus.

Currently, Johns Hopkins provides limited housing for graduate students near the medical center campus.  A portion of that housing will be taken out of service when this new project opens in 2012.

Designed to appeal to graduate students, the majority of the apartments will be studios, one-and two-bedroom units.  All will have premium amenities such as hardwood flooring, stainless steel appliances and granite countertops with access to state of the art technology, exercise facilities, Johns Hopkins’ computer system, and a garden rooftop terrace.

The latest in sustainable products and building systems will be used in the construction and finishing of the building.  LEED’s Silver Certification will be sought for the project.

Located across the street from a three-acre green space in the Science + Technology Park at Johns Hopkins, the development will also lease 8,300 square feet of retail space on the ground floor.

The Science + Technology Park at Johns Hopkins is the anchor of the first phase of an urban revitalization initiative for the 88 acres adjacent to the Johns Hopkins east campus. EBDI and Forest City–New East Baltimore Partnership are coordinating this revitalization which is the single largest redevelopment project in Baltimore representing $1.8 billion in new investments.

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“Providing state of the art housing for Johns Hopkins graduate students is a pivotal piece of the success we are trying to realize with this urban revitalization,” said Cynthia P. Swisher, Chief Financial Officer of East Baltimore Development Inc.  “We appreciate the expertise of our development partners and look forward to the opening in 2012.”

"I am very pleased that Education Realty Trust is moving forward with this exciting new project that will build upon our efforts to revitalize East Baltimore," said Baltimore Mayor Stephanie Rawlings-Blake.  "The graduate student housing project brings millions in new private investment to Baltimore and will serve as a new hub of student life at the Science and Technology Park at Johns Hopkins."

An official ground breaking ceremony is planned for third quarter, 2010.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America's largest owners, developers and operators of collegiate student housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 64 communities in 22 states with 37,830 beds. For more information please visit the Company's Web site at www.educationrealty.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.